News Release
                               ------------
                    LA-Z-BOY TOPS $1 BILLION IN SALES
                   NET INCOME PER SHARE REACHED $2.50


MONROE, MI., May 29, 1997: La-Z-Boy Incorporated exceeded one billion dollars in sales, as net income per share reached a record $2.50 for the furniture company's 1997 fiscal year ended April 26. Chairman and President Charles T. Knabusch said La-Z-Boy concluded its fiscal year with "a strong fourth quarter." It was the seventh consecutive quarter in which sales and profits improved over comparable prior year periods.

Financial Details
-----------------
For the 1997 FISCAL YEAR, sales reached $1,005.8 million, up 6% from last year's $947.3 million. Operating profit rose 10% to $73.9 million vs. $67.5 million. Net income increased 15% to $45.3 million vs. $39.3 million, and net income per share was up 18% to $2.50 from $2.12.

FOURTH QUARTER sales increased 8% to $287.5 million from sales of $266.8 million in last year's fourth quarter. Operating profit rose 6% to $24.6 million vs. $23.3 million. Net income rose 11% to $15.6 million vs. $14.0 million. Net income per share increased 14% to $0.87 from $0.76.

Chairman Comments
-----------------
Mr. Knabusch said, "Fiscal 1997 saw La-Z-Boy sales and profits reach record levels. Sales passed the billion dollar mark thanks to hard work by La-Z-Boy employees, our supplier companies and our vast network of retail dealers. The dedicated efforts of all these people honor our late chairman Edward M. Knabusch and our current vice chairman Edwin J. Shoemaker who founded the company 70 years ago and poured their energies into making La-Z-Boy our industry's best-known name and one of its most respected names."

Marketing
---------
Sales benefited from aggressive advertising and promotional programs that included a La-Z-Boy/ Plymouth Road Home Sweepstakes. The sweepstakes, whose two top prizes were Plymouth Voyager minivans, generated higher retail store traffic for La-Z-Boy dealers.

In June, a La-Z-Boy Great Room Giveaway National Sweepstakes will help dealers showcase La-Z-Boy's full line of upholstered products. On June 1, the nation's two top weekend magazines -- Parade and USA Weekend -- will feature La-Z-Boy advertisements. These ads will reach some 57 million readers in a 48-hour period.

Acquisitions
------------
As part of a platform for expanding into Europe, the Company recently acquired a 75% interest in Centurion Furniture plc, which has been La-Z-Boy's manufacturing and sales licensee in England. Centurion recorded approximately $12 million in sales for their year ended March, 1997. The investment in Centurion is reflected in "Other long-term assets" on the balance sheet.
Plans are to include their operating results in the second half of fiscal year 1998.

Sales Orders
------------
In recent weeks, La-Z-Boy has been receiving incoming orders at a higher rate than for the similar period last year. Sales backlogs, however, generally are lower, due in part to success in filling sales orders more promptly.

More Information
----------------
La-Z-Boy's 8-K filing includes a full income statement, balance sheet, cash flow statement and additional management discussion. This information can be found in the SEC's EDGAR databases or at www.lazboy.com. See www.lzbcontract.com and www.hammary.com for more information on two of La-Z-Boy's operating divisions.



NYSE & PCX:  LZB                        Contact: Gene Hardy  (313) 241-4306



              La-Z-Boy Incorporated Financial Information Release      1 of 3
                      CONSOLIDATED STATEMENT OF INCOME                 5/29/97

                (Amounts in thousands, except per share data)


                                      FOURTH QUARTER ENDED  (UNAUDITED)
                               ----------------------------------------------
                                    Amounts
                               ------------------            Percent of Sales
                               Apr. 26,  Apr. 27,  % Over    ----------------
                                 1997      1996    (Under)     1997     1996
                               --------- --------  -------   -------  -------
Sales                          $287,463  $266,832      8%     100.0%   100.0%
Cost of sales                   211,749   194,755      9%      73.7%    73.0%
                               --------- --------  -------   -------  -------
  Gross profit                   75,714    72,077      5%      26.3%    27.0%

S, G & A                         51,105    48,751      5%      17.7%    18.3%
                               --------- --------  -------   -------  -------
  Operating profit               24,609    23,326      6%       8.6%     8.7%

Interest expense                  1,076     1,188     -9%       0.4%     0.4%
Interest Income                     510       645    -21%       0.2%     0.2%
Other income                        563       736    -24%       0.2%     0.3%
                               --------- --------  -------   -------  -------
  Pretax income                  24,606    23,519      5%       8.6%     8.8%

Income taxes                      8,960     9,481     -5%      36.4%*   40.3%*
                               --------- --------  -------   -------  -------
  Net income                    $15,646   $14,038     11%       5.4%     5.3%
                               ========= ========  =======   =======  =======

Average shares                   17,929    18,457     -3%

Net income per share              $0.87     $0.76     14%

Dividends per share               $0.21     $0.19     11%




                                        FISCAL YEAR ENDED   (AUDITED)
                               ----------------------------------------------
                                    Amounts
                               ------------------            Percent of Sales
                               Apr. 26,   Apr. 27,  % Over    ----------------
                                 1997       1996     (Under)   1997     1996
                              --------    --------  -------   -------  -------
Sales                       $1,005,825   $947,263      6%*    100.0%   100.0%
Cost of sales                  744,662    705,379      6%      74.0%    74.5%
                              --------   --------  -------   -------  -------
  Gross profit                 261,163    241,884      8%      26.0%    25.5%

S,G & A                        187,230    174,376      7%      18.6%    18.4%
                              --------   --------  -------   -------  -------
  Operating profit              73,933     67,508     10%       7.4%     7.1%

Interest expense                 4,376      5,306    -18%       0.4%     0.6%
Interest Income                  1,770      1,975    -10%       0.2%     0.2%
Other income                     2,508      2,023     24%       0.1%     0.3%
                              --------   --------  -------   -------  -------
  Pretax income                 73,835     66,200     12%       7.3%     7.0%

Income taxes                    28,538     26,947      6%      38.7%*   40.7%*
                              --------   --------  -------   -------  -------
  Net income                   $45,297    $39,253     15%       4.5%     4.1%
                              ========    ========  =======   =======  =======

  Average shares                18,108     18,498     -2%

  Net income per share           $2.50      $2.12     18%

  Dividends per share            $0.78      $0.74      5%


* As a percent of pretax income, not sales.


              La-Z-Boy Incorporated Financial Information Release      2 of 3
                          CONSOLIDATED BALANCE SHEET                  5/29/97

                            (Dollars in thousands)


                                     Audited            Increase
                               -------------------     (Decrease)
                               Apr. 26,  Apr. 27,  -----------------
                                 1997      1996     Dollars  Percent
                               --------- --------- --------- -------
Current assets
  Cash & equivalents            $25,382   $27,060   $(1,678)     -6%
  Receivables                   215,032   206,430     8,602       4%
  Inventories
    Raw materials                36,959    37,274      (315)     -1%
    Work-in-process              34,854    35,241      (387)     -1%
    Finished goods               28,177    28,333      (156)     -1%
                               --------- --------- --------- -------
      FIFO inventories           99,990   100,848      (858)     -1%
      Excess of FIFO over LIFO  (21,219)  (21,656)      437       2%
                               --------- --------- --------- -------
        Total inventories        78,771    79,192      (421)     -1%

  Deferred income taxes          20,950    19,271     1,679       9%
  Other current assets            2,640     5,148    (2,508)    -49%
                               --------- --------- --------  -------
    Total current assets        342,775   337,101     5,674       2%

Property, plant & equipment     114,658   116,199    (1,541)     -1%

Goodwill                         38,702    40,359    (1,657)     -4%

Other long-term assets           32,272    23,887     8,385      35%
                               --------- --------- --------- --------
      Total assets             $528,407  $517,546   $10,861       2%
                               ========= ========= ========= ========

                                     Audited           Increase
                               -------------------    (Decrease)
                               Apr. 26,  Apr. 27,  -----------------
                                 1997      1996     Dollars  Percent
                               --------- --------- --------- -------
Current liabilities
  Current portion-l/t debt       $4,611    $5,625   $(1,014)    -18%
  Current portion-cap. leases     2,017     2,114       (97)     -5%
  Accounts payable               28,589    30,997    (2,408)     -8%
  Payroll/Other Comp.            37,934    34,609     3,325      10%
  Estimated income taxes          5,412     5,572      (160)     -3%
  Other current liabilities      19,106    17,601     1,505       9%
                               --------- --------- --------- -------
    Total current liabilities    97,669    96,518     1,151       1%

Long-term debt                   52,449    57,075    (4,626)     -8%

Capital leases                    2,202     4,219    (2,017)    -48%

Deferred income taxes             6,329     6,663      (334)     -5%

Other long-term liabilities      10,420     9,695       725       7%

Shareholders' equity
  17,907,526 shares, $1.00 par   17,908    18,385      (477)     -3%
  Capital in excess of par       27,697    28,016      (319)     -1%
  Retained earnings             314,731   297,750    16,981       6%
  Currency translation             (998)     (775)     (223)    -29%
                               --------- --------- --------- -------
    Total shareholders' equity  359,338   343,376    15,962       5%
                               --------- --------- --------- -------
      Total liabilities and
      shareholders' equity     $528,407  $517,546   $10,861       2%
                               ========= ========= ========= =======



             La-Z-Boy Incorporated Financial Information Release      3 of 3
                                                                       5/29/97

Overall
-------
Refer to today's press release for additional information.

Gross Profit
------------
Fourth quarter gross profit declined to 26.3% of sales from 27.0% of sales last year. The decline was largely due to year-end physical in-ventory adjustments. The adjustments were unfavorable this year and favorable last year. The Company uses various techniques to reduce the effect of physical inventory adjustments, however, there is always some uncertainty as to the outcome of the adjustments.

S, G and A
----------
Fourth quarter S, G & A declined to 17.7% of sales vs. 18.3% last year. Last year included some one-time adjustments which increased
S, G & A a total of 0.7 points as a percent of sales. Excluding these adjustments, S, G & A was up 0.1 points as a percent of sales.

Income Taxes
------------
Fourth quarter income tax expense as a percent of pretax income was 36.4% vs. 40.3% last year. Last year included a one-time amortization adjustment which increased the effective tax rate. The Canadian divi-sion results for the current quarter were favorable, reversing some of the unfavorable tax impacts recorded in prior quarters. The prior year Canadian division results were unfavorable, generating unfavor-able tax impacts, which increased the prior year effective rate. In addition, the benefits of some efforts to reduce tax expense were rec-ognized during the quarter.

Other Long-term Assets
----------------------
Other long-term assets increased 35% from last year. A major reason for the increase was an investment in Centurion Furniture, plc, a fur-niture manufacturer located in England. During fiscal year 1997, ap-proximately 75% of their ordinary share capital was acquired. The re-mainder of the ordinary share capital is expected to be acquired in the first quarter of fiscal year 1998. Most of the remaining increase relates to various proprietary store related financing activities.